Exhibit 5.1

May 17, 2021

Vyant Bio, Inc.

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

Ladies and Gentlemen:

We have acted as counsel to Vyant Bio, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 on Form S-3 to Registration Statement (File No. 333-249513 on Form S-4) (this “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the registration of 143,890 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable by the Company upon the exercise of certain warrants to purchase Common Stock (the “Warrants”) referenced in the Post-Effective Amendment, which are currently issued and outstanding.

In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, the forms of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued and paid for in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP